Exhibit 99.1

FOR IMMEDIATE RELEASE

                                        For further information contact:
                                        Donald A. Williams, President & CEO
                                        Michael J. Janosco Jr., CFO
                                        413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter Ended
September 30, 2004

Westfield, Massachusetts, October 27, 2004: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.6 million or $0.16 per basic and diluted share for the quarter ended September 30, 2004, compared to net income of $1.1 million or $0.11 per basic share and $0.10 per diluted share for the same period in 2003.

Net interest and dividend income for the three months ended September 30, 2004 was $5.9 million compared with $5.1 million for the three months ended September 30, 2003. Net interest margin for the quarters ended September 30, 2004 and 2003 was 3.14% and 2.64%, respectively.

The provision for loan losses for the three months ended September 30, 2004 and 2003 was $200,000 and $150,000, respectively.

Noninterest income was $778,000 for the three months ended September 30, 2004 as compared to $710,000 the same period in 2003. Net checking account processing fee income increased $162,000 to $437,000 for the three months ended September 30, 2004 from $275,000 in the same period in 2003. The increase is a result of new products and services provided to Westfield Bank's checking account customers commencing in the second quarter of 2004. Fees received from the third party mortgage company decreased $95,000 to $16,000 for the three months ended September 30, 2004 from $111,000 for the same period in 2003. Higher interest rates resulted in fewer referrals to the third party mortgage company. Fee income from the third party mortgage company in the future may be affected by borrower activity, which generally decreases in a rising interest rate environment.

Noninterest expense was $4.3 million for the three months ended September 30, 2004 and also $4.3 million for the same period in 2003.

Total assets decreased $1.0 million to $794.2 million at September 30, 2004 from $795.2 million at December 31, 2003.

Securities decreased $24.1 million, or 6.6%, to $339.5 million at September 30, 2004 from $363.6 million at December 31, 2003. The decrease in securities was offset by loans increasing $28.8 million to $373.8 million at September 30, 2004 from $345.0 million at December 31, 2003. Commercial real estate and commercial and industrial loans increased $20.1 million or 9.3% to $236.7 million at September 30, 2004 from $216.6 million at December 31, 2003. This is consistent with Westfield Bank's strategic plan, which emphasizes commercial lending. Residential real estate loans increased $18.2 million to $128.7 million at September 30, 2004 from $110.5 million at December 31, 2003. This was primarily the result of the purchase of $34.1 million in adjustable rate mortgages. Indirect auto loans decreased by $8.5 million, or 53.1%, from $16.0 million at December 31, 2003 to $7.5 million at September 30, 2004. Management discontinued its indirect automobile lending program in the fourth quarter of 2003.

Total deposits decreased by $21.8 million to $610.6 million at September 30, 2004. Time deposits decreased $26.7 million to $307.5 million at September 30, 2004. Core deposits which include checking, NOW, savings, and money market accounts, increased by $4.9 million to $303.1 million at September 30, 2004. The Bank's strategic plan calls for a lesser reliance on time deposit accounts in order to decrease the Bank's cost of funds.

The decrease in deposits was offset by a $25.0 million increase in Federal Home Loan Bank borrowings, which totaled $45.0 million at September 30, 2004. Borrowings increased in order to take advantage of the low interest rate environment. Customer repurchase agreements increased $4.3 million, to $16.4 million at September 30, 2004 from December 31, 2003.

Stockholders' equity at September 30, 2004 and December 31, 2003 was $116.7 million and $124.8 million, respectively, which represented 14.7% of total assets as of September 30, 2004 and 15.7% of total assets as of December 31, 2003. The change is primarily attributable to an increase in net income of $4.8 million for the nine months ended September 30, 2004, offset by the repurchase of 546,378 shares of common stock for $11.4 million, and the declaration by the Board of Directors of dividends of $0.05 per share on January 27, 2004 and April 26, 2004, and $0.10 per share on July 27, 2004 which aggregated $1.5 million.

Mr. Donald A. Williams, President and Chief Executive Officer of the Company stated, "On October 26, 2004, the Board of Directors declared a $0.10 per share cash dividend to all shareholders of record on November 10, 2004 payable on November 23, 2004".

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future period in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)

                                            Three Months Ended              Nine Months Ended
                                               September 30,                  September 30,

                                           2004            2003           2004            2003
                                           ----            ----           ----            ----

Interest and dividend income            $    8,577     $     8,393     $   25,569     $    27,058
Interest expense                             2,688           3,320          8,123          10,853
                                        ----------     -----------     ----------     -----------

Net interest and dividend income             5,889           5,073         17,446          16,205
Provision for loan losses                      200             150            475             500
                                        ----------     -----------     ----------     -----------

Net interest and dividend income
 after provision for loan losses             5,689           4,923         16,971          15,705
Net gains on sales of securities
 available for sale                              -              70            868             183
Other noninterest income                       778             710          2,252           1,974
Other noninterest expense                    4,286           4,315         13,249          13,422
                                        ----------     -----------     ----------     -----------

Income before income taxes                   2,181           1,388          6,842           4,440
Income taxes                                   627             337          2,048           2,262
                                        ----------     -----------     ----------     -----------
Net income                              $    1,554     $     1,051     $    4,794     $     2,178
                                        ==========     ===========     ==========     ===========

Basic earnings per share                $     0.16     $      0.11     $     0.49     $      0.22

Average shares outstanding               9,526,346      10,008,874      9,777,166      10,050,423

Diluted earnings per share              $     0.16     $      0.10     $     0.48     $      0.21

Diluted average shares outstanding       9,726,371      10,199,074      9,992,225      10,187,177

Other Data:

Return on Average Assets (1)                  0.78%           0.51%          0.80%           0.36%

Return on Average Equity (1)                  5.28%           3.35%          5.25%           2.35%

Net Interest Margin                           3.14%           2.64%          3.11%           2.84%

<F1>  Three and nine month results have been annualized.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)

                                          September 30,      December 31,
                                              2004               2003
                                              ----               ----

Total assets                                $794,188           $795,216
Securities held to maturity                  249,955            261,610
Securities available for sale                 89,571            101,983
Stock in Federal Home Loan Bank of
 Boston and other stock                        4,237              4,237
Loans                                        378,755            349,622
Allowance for loan losses                      4,988              4,642
                                            --------           --------
Net loans                                    373,767            344,980

Total deposits                               610,648            632,431

Customer repurchase agreements                16,439             12,135

Federal Home Loan Bank Advances               45,000             20,000

Stockholders' equity                         116,666            124,804

Book value per share                           12.31              12.50

Other Data:

Nonperforming loans                         $  2,451           $  1,768

Nonperforming loans as a percentage
 of total assets                                0.31%              0.22%

Nonperforming loans as a percentage
 of total loans                                 0.65%              0.51%

Allowance for loan losses as a percentage
 of nonperforming loans                          196%               263%

Allowance for loan losses as a percentage
 of total loans                                 1.32%              1.33%


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